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                                                                  Exhibit 99.(9)

[Letterhead of Dechert LLP]

August 30, 2004

UBS Municipal Money Market Series
51 West 52nd Street
New York, New York 10019-6114


Re: UBS Municipal Money Market Series

    Post-Effective Amendment No. 21 to the
    Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Municipal Money Market Series (the "Trust"), a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of its shares of beneficial interest ("shares") under the Securities Act of 1933, as amended (the "1933 Act") and under the Investment Company Act of 1940, as amended. We have examined such governmental and Trust certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust's Amended and Restated Declaration of Trust, and the Trust's By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Statement of Additional Information of the Registration Statement to be dated on or about August 30, 2004, and in any revised or amended versions thereof, under the caption "Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
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Dechert LLP